UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2013

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-15751	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Northup Way, Suite 103, Bellevue, WA 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425) 284-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

See Item 5.02

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

eMagin Corporation (the “Company”) and Gabriel G. Matus entered into an employment agreement, dated as of April 30, 2013 (the “Employment Agreement”), pursuant to which Mr. Matus will serve as the Company’s Senior Vice President, General Counsel and Secretary.  Mr. Matus’ employment with the Company commences on May 13, 2013 (the “Commencement Date”) and shall continue until May 13, 2015, unless terminated sooner pursuant to the Employment Agreement.  Pursuant to the Employment Agreement, Mr. Matus will be paid a base salary of $234,000 per annum.  Promptly after the Commencement Date, Mr. Matus and the Company shall enter into a stock option agreement (the “Option Agreement”) pursuant to which Mr. Matus will also be entitled to receive an option to purchase such number of shares  (the “Shares”) of the Company’s common stock equal to $50,000 (using the Black Sholes method of valuing such option based on the closing price of the Company’s common stock on the date of the grant), which option shall terminate on the earlier to occur of five years from its grant or upon the other applicable termination provisions contained in the Option Agreement.  The Option Agreement shall entitle Mr. Matus to purchase the Shares at the closing price of the Company’s common stock on the date of grant.  Subject to the terms and conditions of the Employment Agreement and the Option Agreement, the option to purchase the Shares shall vest as follows: 1/3 shall vest one year from the date of the Employment Agreement, 1/3 shall vest two years from the date of the Employment Agreement, and the remaining 1/3 shall vest three years from the date of the Employment Agreement, provided that if Mr. Matus does not continue his employment with the Company any unvested options shall be void.

If Mr. Matus voluntarily terminates his employment with the Company, other than for Good Reason (as such term is defined in the Employment Agreement), he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination and all unvested stock options granted to Mr. Matus will be void. The Company may terminate Mr.  Matus’ employment with or without cause.  If the Company terminates Mr. Matus’ employment without Cause (as such term is defined in the Employment Agreement) after 120 days from the date of the Employment Agreement, Mr. Matus will be entitled to monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, provided, however, in lieu of the aforementioned monthly payments the Company may in its sole discretion pay such amounts in a single lump-sum payment.  In addition, any non-vested options pursuant to the Employment Agreement shall vest immediately. Mr. Matus shall also be entitled to receive (i) payment for accrued and unpaid vacation pay, and (ii) all bonuses that have accrued during the term of the Employment Agreement but have not been paid.

From 2007 until May 10, 2013, Mr. Matus, age 39, was a corporate attorney at Sheppard, Mullin, Richter & Hampton, LLP, and from 2000 to 2007, Mr. Matus was an associate at Weil, Gotshal & Manges, LLP.   Mr. Matus received a Bachelor of Arts, Criminology and Criminal Justice from the University of Maryland-College Park in 1996 and a Juris Doctor, cum laude, from New York Law School in 2000.

There is no family relationship between Mr. Matus and any director or executive officer of the Company.

Other than with respect to the Employment Agreement, Mr. Matus has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Employment Agreement, dated as of April 30, 2013, by and between Gabriel G. Matus and eMagin Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: May 6, 2013	By:	/s/ Paul Campbell
Paul Campbell
Chief Financial Officer